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                                                          Exhibit 99 to Form 8-K


FOR IMMEDIATE RELEASE
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Company Contact:  Lance P. Wimmer
                  Chairman, President, CEO
                  IRATA, Inc.
                  (713) 467-4300

IRATA COMPLETES NEW EQUITY FINANCING AND DEBT RESTRUCTURE; WIMMER NAMED
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CHAIRMAN, CEO
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Houston, TX, November 6, 1996....Irata, Inc. today announced the initial closing last Friday, November 1, 1996 on $1.2 million of a $1.5 million private equity security placement. The private placement consists of units of one share of common stock at $0.50 per share plus one warrant at $1.00 and the $1.2 million closing results in approximately 5,488,000 shares outstanding.

Concurrent with the equity financing, Irata announced a comprehensive restructuring of all senior and subordinated debt. The company entered into a $2.1 million loan restructuring agreement with its senior lender, bringing the company into compliance with new loan covenants and eliminating all loan defaults. Irata also entered into restructuring agreements with its trade and service creditors agreeing to exchange combined payables of $725,000 for two-thirds common stock and one-third cash spread over 15 months.

In conjunction with the financing and restructuring, Irata announced a re-organization of management and the Board of Directors. Lance P. Wimmer accepted the positions of Chairman, President and Chief Executive Officer. Mr. Wimmer's firm, Wimmer Associates, Inc., has been an advisor to Irata on the comprehensive restructuring and reinvigoration of its business plan since April 1996. Mr. Wimmer, former President and COO of Swift Independent Corp., a $4.5 billion food and distribution company, has over 30 years of operations and executive management experience in manufacturing and consumer products companies such as Curtis Mathes and Lenox, Inc. The past eight years of Mr. Wimmer's career have focused on turnarounds of under-performing companies through improvements in operations and financing. Mr. Wimmer also presently serves as President of the Dallas chapter of the Turnaround Management Association.

Robert A. Searles, Jr., former President and CEO remains with the company as Executive Vice President and will continue as a Director.

John C. Stuecheli was named Vice President and Chief Financial Officer. Mr. Stuecheli is affiliated with Wimmer Associates, Inc. and has been assisting Mr. Wimmer with the Irata restructuring since April 1996. Mr. Stuecheli, a CPA, brings over 25 years of financial management experience. The past eight years of Mr. Stuecheli's career have focused on turnarounds. Earlier Mr. Stuecheli was director of financial planning and acquisitions for Interlogic Trace, Inc. a computer service company. Previously he held financial positions during his nine year tenure with Nordson Corporation, a multinational special equipment manufacturer.


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Mr. Robert Salyard, a founder and long time Irata investor, has also joined the
Irata Board of Directors. Mr. Salyard has had over 30 years of operations and corporate experience culminating in senior level executive positions and has been a board member or advisor to over 15 companies during the past 10 years.

Mr. Wimmer said, "Irata has achieved many important milestones in its turnaround and initial recovery. The company is beginning to show signs of stabilizing its financial performance. The fundamentals are in place to set the stage for the implementation of an improved business strategy for renewed and profitable growth."

Irata, Inc. manufactures and operates consumer interactive self-service photo booths under the trade name VideoFoto. As of fiscal year end June 30, 1996 the company had 738 booths in operation in shopping malls, theme parks, discount stores and a variety of other amusement locations nationally.


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